Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pulaski Financial Corp.:

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of First Busey Corporation, of our reports dated December 11, 2015, with respect to the consolidated balance sheets of Pulaski Financial Corp. and subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2015, and the effectiveness of internal control over financial reporting as of September 30, 2015, which reports appear in the 2015 Annual Report to Stockholders incorporated by reference in the September 30, 2015 Annual Report on Form 10-K of Pulaski Financial Corp., and to the reference to our firm under the heading “Experts” in the registration statement.

(signed) KPMG LLP

St. Louis, Missouri
February 1, 2016